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                                                                    EXHIBIT 99.4

AMFM INC. COMPLETES SOLICITATION OF CONSENTS
AND EXCHANGE OF DEBENTURES FOR SERIES E PREFERRED STOCK

         AUSTIN AND DALLAS, TEXAS, NOVEMBER 23, 1999 -- AMFM Operating Inc., formerly Capstar Communications, Inc. (the "Company"), an indirect subsidiary of AMFM Inc. (NYSE:AFM) ("AMFM"'), announced today that it has completed its consent solicitation regarding its 12 5/8% Series E Cumulative Exchangeable Preferred Stock due October 2006 (the "Preferred Stock"), which commenced on October 12, 1999 and expired as of 5:00 p.m., New York City time, on Friday, November 12, 1999 (the "Expiration Date"). The purpose of the consent solicitation was to modify certain timing restrictions on the Company's ability to exchange all shares of the Preferred Stock for the Company's 12 5/8% Senior Subordinated Exchange Debentures due 2006 (the "Debentures"). On November 15, 1999, each holder of shares of Preferred Stock who provided consents to the modifications that were not withdrawn prior to the Expiration Date received a consent payment of $0.25 per share of Preferred Stock for which a consent was delivered.

         Deutsche Bank Securities Inc. served as the Dealer Manager and MacKenzie Partners, Inc. served as the Information Agent for the consent solicitation.

         Following the successful completion of its consent solicitation, the Company announced on November 19, 1999 its election to exchange the shares of Preferred Stock for Debentures.

         Today, holders of record of Preferred Stock on November 18, 1999 received $100 principal amount of Debentures for each share of Preferred Stock owned, and all accrued and unpaid dividends on the Preferred Stock up to, but not including, today.

         The Company is an indirect subsidiary of AMFM, the nation's largest radio broadcasting entity, consisting of the AMFM Radio Group, including The AMFM Radio Networks and the Chancellor Marketing Group, and the AMFM New Media Group, including Katz Media and AMFM's Internet operations. Reflecting announced transactions, AMFM Radio Group with over 440 stations in 100 markets reaches a weekly listener base of approximately 64 million people. The AMFM Radio Networks offers syndicated programming nationwide. Chancellor Marketing Group is a full-service sales promotion firm developing integrated marketing programs for Fortune 1000 companies. Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

For more information contact:

         Kevin Mischnick
         AMFM Inc.
         Telephone No.     (512) 340-7800